Exhibit 99.1

Great Elm Capital Corp. Declares Special Distribution of $0.24 Per Share and Q1/2019 Distribution Schedule

▪	Including Special Distribution, Annual Distribution Yield of 10.3%

(based on 9/30/2018 NAV) and 16.2% (based on the closing market price on 12/26/2018)

Waltham, Mass., December 27, 2018 – Great Elm Capital Corp. (“we,” “us,” “our” or “GECC”), (NASDAQ: GECC), today announced that its Board of Directors declared a special distribution of $0.24 per share, which is payable on January 30, 2019 to stockholders of record as of December 28, 2018.

Month	Rate	Record Date	Payable Date
Special Distribution	$0.24	December 28, 2018	January 30, 2019

In addition, pursuant to our prior announcement that GECC intended to communicate the timing of our Q1/2019 base distributions in December 2018, GECC declared the record and payable dates for such distributions, as follows:

Month	Rate	Record Date	Payable Date
January	$0.083	January 31, 2019	February 15, 2019
February	$0.083	February 28, 2019	March 15, 2019
March	$0.083	March 29, 2019	April 15, 2019

“As our net investment income has consistently met or exceeded our base distribution in 2018, we are pleased to announce a year-end special distribution to our stockholders of $0.24 per share,” remarked Peter A. Reed, President and Chief Executive Officer of GECC.  “In addition to this special distribution, we have declared approximately $1.00 per share in base distributions in 2018, bringing our full year distribution to approximately $1.24 per share, representing a total distribution yield of 10.3% on our 9/30/2018 NAV.”

About Great Elm Capital Corp.

Great Elm Capital Corp. is an externally managed, specialty finance company focused on investing in debt instruments of middle market companies. GECC elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. GECC targets special situations and catalyst-driven investments as it seeks to generate attractive, risk-adjusted returns through both current income and capital appreciation.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are: conditions in the credit markets, the price of GECC common stock and the performance of GECC’s portfolio and investment manager. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission (“SEC”). GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This press release does not constitute an offer of any securities for sale.

Media & Investor Contact:

Meaghan K. Mahoney

Senior Vice President

+1 617 375-3006

mmahoney@greatelmcap.com  or investorrelations@greatelmcap.com

2